Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 7, 2007

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q2 Sales Jump 22%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three and six months ended July 31, 2007.

Total Company sales for the second quarter increased by 22% over the same period last year to a record $348.4 million. Total Company comparable store sales grew 5% driven by strong increases of 14% and 28% at Anthropologie and Free People stores respectively. Direct-to-consumer sales leaped 35% and Free People Wholesale sales improved 28% for the quarter. Urban Outfitters comparable store sales decreased 3% for the quarter.

“All of our channels of distribution except the North American Urban stores delivered strong sales during the quarter,” said Richard A. Hayne, Chairman and President. “The Anthropologie brand continued its turnaround by posting double-digit ‘comp’ store sales gains while the Free People brand and Direct businesses all posted extraordinary results. We understand the issues confronting Urban, NA and are confident that the recent changes in merchandise strategy and personnel will have a positive impact on their future sales productivity,” added Mr. Hayne.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Urban Outfitters store sales	$140,931	$125,609	$270,839	$242,722
Anthropologie store sales	137,558	107,740	256,157	207,668
Direct-to-consumer sales	42,538	31,518	86,045	65,004
Free People sales	27,422	20,692	49,952	40,172

Total net sales	$348,449	$285,559	$662,993	$555,566

The Company has opened a total of 11 new stores during the first six months of this fiscal year. The Company expects to open approximately 38 new stores during the full fiscal year. Management will release financial results for the three and six months ended July 31, 2007 on August 9, 2007.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 111 Urban Retail stores in the United States, Canada, and Europe, two Urban Outfitters web sites and an Urban catalog; 96 Anthropologie Retail stores; an Anthropologie web site and catalog, and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 11 Free People stores, a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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